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                          EXHIBIT 11.4 LEASE AGREEMENT
                                      LEASE

     In consideration of the covenants herein contained, JUDITH ANN SPINELLI, Middlesex County, Massachusetts, a proprietorship, hereinafter called LESSOR, does hereby lease to ULTRATECH STEPPER, INC., a Delaware Corporation having an office at 3050 Zanker Road, San Jose, California 95134, hereinafter called LESSEE, the following described premises, hereinafter called the leased premises: a building known as 16 Jonspin Road, Wilmington, Massachusetts containing approximately 65,240 rentable square feet, and as shown on the attached plan prepared by Dana F. Perkins & Associates, Inc., together with the exclusive right to use the parking lot on the property as shown on the attached plan entitled "site layout" and parking plan entitled Exhibit D. The premises is located on Lot 36 which is located in and forms a part of the North Wilmington Industrial Park as shown on the attached plan entitled Exhibit B.


TO HAVE AND HOLD the leased premises for a term of five (5) years commencing on January 1, 2000 ("commencement date") and ending on December 31, 2004 ("expiration date") unless sooner terminated as herein provided. LESSOR and LESSEE now covenant and agree that the following terms and conditions shall govern this lease during the term hereof and for such further time, as LESSEE shall hold the lease premises.

        1. RENT. LESSEE shall pay to LESSOR base rent at the rate of $472,990.00 U.S. dollars per year drawn on a U.S. bank, payable in advance in monthly installments of $39,415.83 on the first day in each calendar month in advance, for lease year ONE (1)
        $472,990.00 U.S. dollars per year drawn on a U.S. bank, payable in advance in monthly installments $39,415.83 on the first day in each calendar month in advance, for lease year TWO (2)
        $554,540.00 U.S. dollars per year drawn on a U.S. bank, payable in advance in monthly installments of $46,211.66 on the first day in each calendar month in advance, for lease year THREE (3)
        $554,540.00 U.S. dollars per year drawn on a U.S. bank, payable in advance in monthly installments $46,211.66 on the first day in each calendar month in advance, for lease year FOUR (4)
        $570,850.00 U.S. dollars per year drawn on a U.S. bank, payable in advance in monthly installments $47,570.83 on the first day in each calendar month in advance, for lease year FIVE (5) the first monthly payment to be made upon LESSEE's execution of this lease, including payment in advance of appropriate fractions of a monthly payment to be of a monthly payment for any portion of a month at the commencement or end of said lease term. All payments shall be made to the LESSOR or agent at 745 Concord Ave., Cambridge, MA 02138, or at such other place as LESSOR shall from time to time in writing designate.

        2. SECURITY DEPOSIT. INTENTIONALLY OMITTED

        3. USE OF PREMISES. LESSEE's use of the leased premises shall include any configuration of a.) all lawful general office purposes, b.) all lawful light industrial purposes, c.) all lawful light manufacturing and light assembly purposes, d.) electronics, semiconductor capital equipment manufacturing and e.) all lawful purposes related to the business operations of LESSEE.

        4. ADDITIONAL RENT. LESSEE shall pay to LESSOR as additional rent all real estate taxes levied against the land and building of which the leased premises are a part and those common area maintenance (CAM) charges as set forth in Exhibit E which is incorporated herein by reference. LESSEE shall make payment within thirty (30) days of written notice from LESSOR that such taxes are payable, and any additional rent shall be prorated should the lease terminate before the end of any tax year.

        5. UTILITIES. LESSEE shall pay all charges for any electricity and gas used on the leased premises, provided that gas and electric meters have been installed by LESSOR. LESSEE shall pay LESSOR for all water and sewer use as determined by LESSOR either by a separate water meter serving the leased premises, or as a proportionate share of water and sewer charges for the entire building of which the leased premises are a part if not separately metered, and LESSEE shall pay LESSOR a proportionate share of any other fees and charges relating in any way to water or sewer use at the building. No plumbing, construction or electrical work of any type shall be done without LESSOR's prior written approval and appropriate municipal permit.

        6. COMPLIANCE WITH LAWS. LESSOR represents that the leased premises are currently in compliance with all applicable statutes, regulations, ordinances and bylaws. LESSEE acknowledges that no trade, occupation, activity


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or work shall be conducted in the leased premises or use made thereof which may be unlawful, improper, offensive, or contrary to any applicable statute, regulation, ordinance or bylaw. LESSEE shall keep all LESSEE's employees working in the leased premises covered with Worker's Compensation Insurance and shall obtain any licenses and permits necessary for LESSEE's use. LESSEE shall be responsible for causing the leased premises and any alterations by LESSEE which are allowed hereunder to be in full compliance with any applicable statute, regulation, ordinance or bylaw.

        7. FIRE, CASUALTY, EMINENT DOMAIN. Should a substantial portion of the leased premises, or of the property of which they are a part be substantially damaged by fire or other casualty, or be taken by eminent domain, LESSOR may elect to terminate this lease. When such fire, casualty, or taking renders the leased premises substantially unsuitable for LESSEE's intended use, a just and proportionate abatement of rent shall be made, and LESSEE may elect to terminate this lease unless: (a) within thirty (30) days of such fire, casualty or taking LESSOR provides written notice to Lessee of its intention to restore the leased premises or (b) LESSOR fails to restore the leased premises to a condition substantially suitable for their intended use within ninety (90) days of said fire, casualty or taking. LESSOR reserves all rights for damages or injury to the leased premises for any taking by eminent domain, except for damage to Lessee's property or equipment. A just and proportionate abatement of rent shall be made for any period of time for which Lessee is unable to utilize all or any portion of the leased premises. For the purpose of this section 7, a "substantial portion" of the leased premises shall mean more the 50% of the building. If less, Lessor shall have an obligation to promptly repair and restore the leased premises.

        8. MAINTENANCE OF PREMISES. LESSOR will be responsible for the structural (including the roof and exterior facade of the building) maintenance of the leased premises. LESSOR at LESSEE'S expense shall be responsible for the normal day time maintenance of all sprinklers, plumbing, septic and electrical wiring, but specifically excluding damaged caused by the careless, malicious, willful, or negligent acts of LESSEE or others, chemical, water or corrosion damage from any source, and maintenance of any non "building standard" leasehold improvements. LESSEE at LESSEE's expense shall be responsible for the maintenance of all heating and cooling equipment. LESSEE agrees to maintain at its expense all other aspects of the leased premises in the same condition as they are at the commencement of the term or as they may be put in during the term of this lease, normal wear and tear and damage by fire or other casualty only excepted, and whenever necessary, to replace light bulbs, plate glass and other glass therein, acknowledging the leased premises are now in good order and the light bulbs and glass whole. LESSEE will properly control or vent all solvents, degreasers, smoke, odors, etc. and shall not cause the area surrounding the leased premises to be in anything other than a neat and clean condition, depositing all waste in appropriate receptacles. LESSEE shall be solely responsible for any damage to plumbing equipment, sanitary lines, or any other portion of the building which results from the discharge or use of any acid or corrosive substance by LESSEE. LESSEE shall not permit the leased premises to be overloaded, damaged, stripped or defaced, not suffer any waste, and will not keep animals within the leased premises. If the leased premises include any wooden mezzanine type space, the floor capacity of such space is suitable only for office use, light storage or assembly work. If the leased premises are carpeted or partially carpeted, LESSEE will protect carpet with plastic or masonite chair pads under any rolling chairs. Unless heat is provided at LESSOR's expense, LESSEE shall maintain sufficient heat to prevent freezing of pipes or damage. Any increase in air conditioning equipment or electrical capacity, or any installation and/or maintenance of equipment which is necessitated by some specific aspect of LESSEE's use of the leased premises shall be at LESSEE's expense. All maintenance provided by LESSOR shall be during LESSOR's normal business hours except in a case of emergency.

        9. ALTERATIONS. LESSEE shall not make structural alterations or additions of any kind to leased premises, but may make nonstructural alterations provided LESSOR consents thereto in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessee may make nonstructural alterations, which cost less than $10,000.00 without Lessor's consent. All such allowed alterations shall be at LESSEE's expense and shall conform to LESSOR's construction specifications. LESSOR shall respond to LESSEE's request for consent within three (3) days of the request. If LESSOR provides any services or maintenance for LESSEE in connection with such alterations or otherwise under this lease, any just invoice will be promptly paid. LESSEE shall not permit any mechanics' liens, or similar liens, to remit upon the leased premises in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released or removed forthwith without cost to LESSOR. Any alterations or additions shall become part of the leased premises and the property of LESSOR. LESSEE shall have the right to remove same provided that any resultant damage is restored or repaired prior to the termination hereof. LESSEE's trade fixtures and equipment are the property of LESSEE as set forth in Exhibit A. Any alterations completed by LESSOR shall be LESSOR's "building standard" unless noted otherwise. LESSOR shall have the right at any time to change the arrangement of parking areas, stairs, walkways or other common areas of the


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building of which the leased premises are a part provided such changes do not affect access or use of the leased premises.

        10. ASSIGNMENT OR SUBLEASING. LESSEE shall not assign this lease or sublet or allow any other firm or individual to occupy the whole or any part of the leased premises without LESSOR's approval which shall not be unreasonably withheld, conditioned or delayed. LESSOR will respond to LESSEE's request with ten (10) days. LESSOR shall not be able to with hold approval for assignment or sublet based on the fact that LESSOR has prime space within the park available for lease. Notwithstanding such assignment or subleasing, LESSEE shall remain liable to LESSOR for the payment of all rent and for the full performance of the covenants and conditions of this lease. LESSEE shall reimburse LESSOR promptly for reasonable legal and administrative expenses incurred by LESSOR in connection with any consent requested hereunder by LESSEE. Such approval shall not be required if such assignment or sublease is to a parent, subsidiary or other organization affiliated with LESSEE. In the event such assignment or sublease shall result in excess profits after reasonable administrative expenses have been deducted, such profits shall be split equally between LESSEE and LESSOR. Said administrative costs shall not include vacancy, promotional materials, A & E fees, permits or commissions that are related to said sublease.

        11. SUBORDINATION. This lease shall be subject and subordinate to any and all mortgages and other instruments in the nature of a mortgage, now or at any time hereafter, and LESSEE shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this lease to said mortgages or other such instruments in the nature of a mortgage. Notwithstanding the foregoing Lessor shall obtain a non-disturbance agreement from all current mortgagees and as a condition to the subordination of the lease to future mortgagees. The substance of the agreements shall be that the relevant lender agrees to recognize Lessee's right under the lease. Lessor and Lessee shall execute a Memorandum of Lease in recordable form, which Lessee shall record with the county clerk's office.

        12. LESSOR'S ACCESS. LESSOR or agents of LESSOR may at any reasonable time enter to view the leased premises, to make repairs and alterations as LESSOR should elect to do for the leased premises, the common areas or any other portions of the building of which the leased premises are a part, to make repairs which LESSEE is required but has failed to do, and to show the leased premises to others. LESSOR agrees to give 24-hour notice except for making emergency repairs and be subject to LESSEE's security requirements. LESSOR's access for marketing and leasing purposed shall be limited to the last six (6) months of the lease term or as soon as LESSEE has given notice of its intention to vacate.

        13. SNOW REMOVAL. The plowing of snow from all roadways, access ways and unobstructed parking and loading areas shall be the sole responsibility of LESSOR at the sole expense of LESSEE. The control of snow and ice on all steps serving the leased premises and all other areas not readily accessible to plows shall be the sole responsibility of LESSEE. Notwithstanding the foregoing, however, LESSEE shall hold LESSOR harmless from any and all claims by LESSEE's agents, representatives, employees, callers or invitees for damage or personal injury resulting from LESSEE's failure to maintain same in a safe condition.

        14. ACCESS AND PARKING. LESSEE shall have the exclusive right without additional charge to use parking facilities on the leased premises in common with others entitled to the use thereof. Said parking areas plus any stairs, walkways, or other common areas shall in all cases by considered a part of the leased premises, or LESSEE's employees, agents, callers, invitees or security services for the leased premises. LESSEE will not obstruct in any manner any portion of the building or the walkways or approaches to said building, and will conform to all rules and regulations now or hereafter made by LESSOR for parking, and for the care, use, or alteration of the building, its facilities and approaches. LESSEE further warrants the LESSEE will not permit any employee or visitor to violate this or any other covenant or obligation of LESSEE. No unattended parking will be permitted between 7:00 PM and 7:00 AM without LESSOR's prior written approval, and from December 1 through March 31 annually, such parking shall be permitted only in those areas specifically designated for assigned overnight parking. Unregistered or disabled vehicles, or storage trailers of any type, may not be parked at any time. LESSOR may tow, at LESSEE's sole risk and expense, any misparked vehicle belonging to LESSEE or LESSEE's agents, employees, invitees or callers, at any time. LESSOR shall not be responsible for providing any security services for the leased premises.


        15. LESSEE'S LIABILITY AND INSURANCE. Except for death, personal injuries, or property damage directly resulting from the negligence of the LESSOR. LESSEE shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever occurring in or on the leased premises (including any


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extension thereof) from whatever cause arising and damage to property to whomsoever belonging arising out of the use, control, condition or occupation of the leased premises by LESSEE. LESSEE agrees to indemnify and save harmless LESSOR from any and all liability, including but not limited to expenses, damage, causes of action, suits, claims or judgments caused by or in any way growing out of any matters aforesaid, except for death, personal injuries or property damage directly resulting for the sole negligence of LESSOR. LESSEE will secure and carry at its own expense a comprehensive general liability policy insuring LESSEE and LESSOR against any claims based on bodily injury (including death) or property damage arising out of the condition of the leased premises or their use by LESSEE, such policy to insure LESSEE and LESSOR against any claim up to One Million ($1,000,000) dollars in the case of any one accident involving bodily injury (including death), and up to One Million ($1,000,000) Dollars against any claim for damage to property. LESSOR shall be included in each such policy as additional insureds. LESSEE will file with LESSOR prior to occupancy certificates and any applicable riders or endorsements showing that such insurance is in force, and thereafter will file renewal certificates prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to each insured. In the event LESSEE shall fail to provide or maintain such insurance at any time during the term of this lease then LESSOR may elect to contract for such insurance at LESSEE's expense.

         LESSEE shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum confined single limit of liability of One Million ($1,000,000) Dollars for personal injuries or deaths of persons occurring in or abut the building and leased premises.

         Each party waives claims arising in any manner in its ("Injured Party's") favor and against the other party for loss or damage to Injured Party's property located within or constituting a part or all of the building. This waiver applies to the extent the loss or damage is cover by:

               (i) the Injured Party's insurance; or

               (ii) the insurance the Injured Party is required to carry under this lease, which ever is greater.

The waiver also applies to each party's directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party's willful misconduct.

        16. FIRE INSURANCE. LESSEE shall not permit any use of the leased premises which will adversely affect or make voidable any insurance on the property of which the leased premises are a part, or on the contents of the said property, or which shall be contrary to any law or regulation from time to time established by the Insurance Services Office (or successor), local Fire Department, LESSOR's insurer, or any similar body. LESSEE shall on demand reimburse LESSOR, and all other tenants, all extra insurance premiums caused by LESSEE's use of the leased premises. LESSEE shall not vacate the leased premises or permit it to be unoccupied other than during LESSEE's customary non-business days of hours.

        17. BROKERAGE. Each party hereby warrants and represents to the other that it has not utilized, the services of any broker or finder with respect to this lease. Each party shall hold harmless and indemnify the other against any brokerage claims for commissions or similar fees from any person.

        18. SIGNS. LESSOR authorizes, and LESSEE at LESSEE's expense agrees to erect, signage for the leased premises in accordance with LESSOR's building standards for style, size, location. etc. LESSEE shall obtain the prior written consent of LESSOR before erecting any sign on the leased premises, which consent shall include approval as to size, wording, design and location. LESSOR may remove and dispose of any sign not approved erected or displayed in conformance with this lease.

        19. DEFAULT AND ACCELERATION OF RENT. In the event that: (a) LESSEE shall default in the observance or performance of any of LESSEE's covenants, agreements, or obligations hereunder, other than substantial monetary payments as provided below, and such default shall not be corrected within twenty (20) days after written notice thereof, or (b) LESSEE vacates the leased premises, then LESSOR shall have the right thereafter, while such default continues and without demand or further notice, to re-enter and take possession of the leased premises, to declare the term of this lease ended, and to remove LESSEE's effects, without being guilty of any manner of trespass, provided such LESSOR entry complies with all applicable statutes and without prejudice to any remedies which might be otherwise used for arrears of rent or other default shall continue for twenty (20) days after written notice thereof, and, because both parties agree that nonpayment of said sums when due is substantial breach of the lease, and, because the payment of rent in monthly installments is for the sole benefit and convenience of LESSEE, then in addition to the foregoing remedies the entire balance of rent which is due hereunder shall become immediately due and payable as liquidated damages. LESSOR, without being under any obligation to do so and without thereby waving any default may remedy same for the


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account and at the expense of LESSEE. If LESSOR pays or incurs any obligations payment of money in connection therewith, such sums paid or obligations incurred plus interest and costs, shall be paid to LESSOR by LESSEE as additional rent. Any sums received by LESSOR from or on behalf of LESSEE at any time shall be applied first to any unamortized improvements completed for LESSEE's occupancy, then to offset any outstanding invoice or other payment due to LESSOR, with the balance applied to outstanding rent. LESSEE agrees to pay reasonable attorney's fees and/or administrative costs incurred by LESSOR in enforcing any or all obligations of LESSEE under this lease at any time provided that LESSOR is the prevailing party. LESSEE shall pay LESSOR interest at the rate of eighteen (18%) percent per annum on any payment from LESSEE to LESSOR which is past due.

        20. NOTICE. Any notice from LESSOR to LESSEE relating to the leased premises or to the occupancy thereof shall be deemed duly served when served by constable, or sent to the leased premises by certified mail, return receipt requested, postage prepaid, addressed to LESSEE. Any notice from LESSEE to LESSOR relating to the leased premises or to the occupancy thereof shall be deemed duly served when served by constable, or delivered to LESSOR by certified mail, return receipt requested, postage prepaid, addressed to LESSOR at 745 Concord Avenue, Cambridge, MA 02138 or at LESSOR's last designated address. No oral notice or representation shall have any force or effect. Time is of the essence in service of any notice.

        21. OCCUPANCY. In the event that LESSEE takes possession of said leased premises prior to the start of said term, LESSEE will perform and observe all of LESSEE's covenants from the date upon which LESSEE takes possession except for the obligation for the payment of extra rent for any period less than one month. LESSEE shall not remove any goods or property from the leased premises other than in the ordinary and usual course of business, without having first paid and satisfied LESSOR for all rent which may become due during the entire term of this lease. In the event that LESSEE continues to occupy or control all or any part of the leased premises after the agreed termination of this lease without the written permission of LESSOR, then LESSEE shall be liable to LESSOR for any and all loss, damages or expenses incurred by LESSOR, and all other terms of this lease shall continue to apply except that the rent shall be due in full monthly installments at a rate of two hundred (200) percent of that which would otherwise be due under this lease, it being understood between the parties that such extended occupancy is as a tenant as sufferance and is solely for the benefit and convenience of LESSEE and as such has greater rental value. LESSEE's control of occupancy of all or any part of the leased premises beyond noon on the last day of the monthly rental period shall constitute LESSEE's occupancy for an entire additional month, and increased rent as provided in this section shall be due and payable immediately in advance. LESSOR's acceptance of any payments from LESSEE during such extended occupancy shall not alter LESSEE's status as a tenant at sufferance.

        22. FIRE PREVENTION. LESSEE agrees to use every reasonable precaution against fire and agrees to provide and maintain approved, labeled fire extinguishers, emergency lighting equipment, and exit sign and complete any other modifications within the leased premises as required or recommended by the Insurance Services Office (or successor organization), OSHA, the local Fire Department, or any similar body.

        23. OUTSIDE AREA. No goods, equipment, or things of any type or description shall be held or stored outside the leased premises at any time without prior written consent from LESSOR. Any goods, equipment or things left outside the leased premises without LESSOR's prior written consent shall be deemed abandoned and may be removed at LESSEE's expense without notice by LESSOR. A single ten-yard capacity dumpster is hereby authorized for the disposal of trash, provided that the location of said receptacle is approved by LESSOR.

        24. ENVIRONMENT. LESSEE will so conduct and operate its business within the leased premises as not to interfere in any way with the use and enjoyment of their portions of the same or neighboring buildings by others by reason of odors, smoke, smells, noise, pets, accumulation of garbage or trash, vermin or other pests, or otherwise, and will at its expense employ a professional pest control service if necessary. LESSEE agrees to maintain efficient and effective devices for preventing damage to heating equipment from solvents, degreasers, cutting oils, propellants, etc. which may be present at the leased premises. Except for small quantities of normal cleaning or other solvent typically associated with office uses no hazardous materials or wastes shall be stored, disposed of, or allowed to remain at the leased premises at any time, and LESSEE shall be solely responsible for any and all corrosion or other damage associated with the use, storage and/or disposal of same by LESSEE.

         Lessor shall have the right upon reasonable notice to Lessee to inspect the demised premises with regard to any materials being used by Lessee in its business operation and with respect to any wastes being generated as a result of use of those materials for the purpose of ascertaining whether environmentally hazardous conditions exist at the demised premises as result of use by Lessee of certain materials in its business operation.


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         If Lessor determines in her reasonable judgment that hazardous wastes are being generated by Lessee at the subject premises, then, in that event, Lessor shall notify Lessee forth with of that fact and Lessee shall be obligated to engage the services of a recognized and certified environmental firm for the purpose of performing a 21E and/or other environmental study in order to determine the extent of contamination which has occurred at the demised premises. It shall be Lessee's responsibility to pay for the services of the environmental firm with regard to the aforementioned study and Lessee and Lessor shall mutually agree upon the identity of the environmental firm, which is going to conduct the 21E and/or other environmental study. Notwithstanding the foregoing, Lessor recognizes that Lessee may use and store on site certain controlled and hazardous substances (a list of these substances incorporated herein by reference entitled Exhibit F) in the ordinary course of business and such continued use will at all times be permitted subject to all local, state and federal laws.

        25. RESPONSIBILITY. Neither LESSOR or OWNER shall be held liable to anyone for loss or damage caused in any way by the use, leakage, seepage or escape of water from any source, or for the cessation of any service rendered customarily to said premises or buildings, or agreed to by the terms of this lease, due to any accident, the making of repairs, alterations and/or improvements, labor difficulties, weather conditions, mechanical breakdowns, trouble or scarcity in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said building or any cause beyond LESSOR's immediate control.

        26. SURRENDER. LESSEE shall at the termination of this lease remove all of the LESSEE's goods and effects from the leased premises. LESSEE shall deliver to LESSOR the leased premises and all keys and locks thereto, all fixtures and equipment connected therewith, except for Lessee's trade fixtures and equipment and all alterations, additions and improvements made to or upon the leased premises, whether completed by LESSEE, LESSOR or others, including but not limited to any offices, partitions, window blinds, floor coverings (including computer floors), plumbing and plumbing fixtures, air conditioning equipment and ductwork of any type, exhaust fans or heaters, water coolers, burglar alarms, telephone wiring, telephone equipment, air or gas distribution piping, compressors, overhead cranes, hoists, trolleys or conveyors, counters, shelving or signs attached to walls or floors, all electrical work, including but not limited to lighting fixtures of any type, wiring, conduit, EMT, transformers, distribution panels, bus ducts, raceways, outlets and disconnects, and furnishings or equipment which have bolted, welded, nailed, screwed, glued or otherwise attached to any wall, floor or ceiling, or which have been directly wired to any portion of the electrical system or which have been plumbed to the water supply, drainage or venting systems serving the leased premises. LESSEE shall deliver the leased premises sanitized from chemicals or other contaminants introduced by Lessee, and broom clean and in the same condition as they were at the commencement of this lease or any prior lease between the parties of the leased premises, or as they were modified during said term with LESSOR's written consent reasonable wear and tear and damage by fire or other casualty or for which Lessee has no repair obligation hereunder excepted. In the event of LESSEE's failure to remove any of LESSEE's property from the leased premises upon termination of the lease, LESSOR is hereby authorized, without liability to LESSEE for loss or damage thereto, and at the sole risk of LESSEE, to remove and store any such property at LESSEE's expense, or to retain same under LESSOR's control, or to sell at public or private sale (without notice), any or all of the property not so removed and to apply the net proceeds of such sale to the payment and sum due hereunder, or to destroy such abandoned property. In no case shall the leased premises be deemed surrendered to LESSOR until the termination date provided herein or such other date as may be specified in a written agreement between the parties, notwithstanding the delivery of any keys to LESSOR.

        27. GENERAL. (a) The invalidity or unenforceability of any provision of this lease shall not affect or render invalid or unenforceable any other provision hereof. (b) The obligations of this lease shall run with the land, and this lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that LESSOR be liable only for obligations occurring which LESSOR, or master LESSEE of the premises. (c) Any action or proceeding arising out of the subject matter of this lease shall be brought by LESSEE within one year after the cause of action has occurred and only in a court of the Commonwealth of Massachusetts. (d) If LESSOR is acting under or as agent for any trust or corporation, but not upon any trustee, officer, director, shareholder, or any beneficiary of the trust or corporation individually. (e) If LESSOR is not the OWNER of the leased premises, LESSOR represents that said OWNER has agreed to be bound by the terms of this lease unless LESSEE is in default hereof. (f) This lease is made and delivered in the Commonwealth of Massachusetts, and shall be interpreted, construed, and enforced in accordance with the laws thereof. (g) This lease was the result of negotiations between parties of equal bargaining strength, and when executed by both parties shall constitute the entire agreement between said parties. No other oral or written representation shall have any effect hereon, and this agreement may not be altered, extended or amended except by written agreement attached hereto or as otherwise provided herein. (h) Notwithstanding any other statements herein, LESSOR makes no warranty, express or implied, concerning the suitability of the leased premises for LESSEE's intended use. (i) LESSEE


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


agrees that if LESSOR does not deliver possession of the leased premises as herein provided for any reason, LESSOR shall not be liable for any damages to LESSEE for such failure, but LESSOR agrees to use reasonable efforts to deliver possession to LESSEE at the earliest possible date, and a proportionate abatement of rent for such time as LESSEE may be deprived of possession of said leased premises shall be LESSEE's sole remedy. (j) Neither the submission of this lease form, nor the prospective acceptance of the security deposit and/or rent shall constitute a reservation of or option for the leased premises, or an offer to lease, it being expressly understood and agreed that this lease shall not bind either party in any manner whatsoever until it has been executed by both parties. (k) LESSEE shall not be entitled to exercise any option contained herein if LESSEE is in default of any terms or conditions hereof beyond the applicable notice or grace periods. (l) The headings in this lease are for convenience only and shall not be considered part of the terms hereof. (m) No endorsement by LESSEE on any check shall bind LESSOR in any way.

        28. SECURITY AGREEMENT. INTENTIONALLY DELETED

        29. WAIVERS, ETC. No consent or waiver, express or implied, by LESSOR, to or of any breach of any covenant, condition or duty of LESSEE shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. If LESSEE is several persons, several corporations or a partnership, LESSEE's obligations are joint or partnership and also several. Unless repugnant to the context, "LESSOR" and "LESSEE" mean the person or persons, natural or corporate, named above as LESSOR and as LESSEE respectively, and their respective heirs, executors, administrators, successors and assigns.

        30. QUIET ENJOYMENT. LESSEE shall reasonably and quietly have, hold and enjoy the premises for the term hereof without hindrance or molestation from LESSOR, provided LESSEE is not in arrears of any rent or invoice payment and is in full compliance with all terms, conditions and obligation provided herein.

        31. ADDITIONAL PROVISIONS: (a) Lessee its employees and agents shall have access to the leased premises twenty for (24) hours per day, seven (7) days per week. (b) Lessee shall have the right at its sole expense, in its own name or in the name of Lessor, to make and prosecute application(s) for abatement of real estate taxes or appeals for correction of assessment, Lessor agrees to cooperate fully with Lessee in this regard; provided, however, that Lessor shall not be required to provide, and Lessee shall not utilize any information about other properties owned by Lessor. (c) Lessee's access to the roof is limited to maintenance of HVAC equipment serving the leased premises. Lessee further agrees that no other work shall be carried on or any other equipment installed on the roof without the prior written consent of Lessor. Lessee shall be fully responsible for, and agrees to indemnify and hold Lessor harmless from, any property damage and personal injury associated in any way with the activities of Lessee and Lessee's agents, employees and contractors on the roof and/or the location installation or maintenance of Lessee's equipment on the roof including, but not limited to, damage to watertight integrity of the roof and the roof membrane from whatever cause.

        32. LESSEE shall have the option to extend the lease for two (2) additional five (5) year terms upon the same terms and conditions of this lease except that the rent shall be based upon a CPI increase in accordance with the procedure attached hereto as Exhibit G. LESSEE must give LESSOR six (6) months written notice of its intention to exercise these options to extend.

IN WITNESS WHEREOF, LESSOR AND LESSEE have hereunto set their hands and common seals and intend to be legally bound hereby this 28TH day of December 1999.

  LESSOR: JUDITH ANN SPINELLI               LESSEE:
  By:        /s/JUDITH ANN SPINELLI         By:       /s/BRUCE R. WRIGHT
      --------------------------------                Chief Financial Officer

[Ultratech Stepper, Inc logo] Ultratech Stepper

                                   EXHIBIT A
                        ULTRATECH STEPPER TRADE FIXTURES
                                24 September 1999

50 HZ. Generator                    M/n 50PF-303H                           S/n 90501
Air Handler Unit 1                  Demo & Apps                             RTU
Air Handler Unit 2                  Demo & Apps                             RTU
Air Handler Unit 3                  MAU(Plab)                               Ceiling
Air Handler Unit 4                  RAU(Plab)                               Ceiling
Alarm (Honeywell)                   Vector 300                              AS/PS3-BFS-2
CDA-Compressor 1                    m/n 705                                 s/n 5-78-s94
CDA-Compressor 2                    m/n 242-5c3                             s/n 30T-504075
CDA-Compressor 3                    m/n 705                                 s/n 5-A-128-Z88
Clark Lift                          m/n SP 30                               s/n SP30-0160
Chiller Sys.-Trane                  m/n RTAA1304                            s/n U92F09623
Chilled Water Distribution                                                  6 pump sets
DI Water System                     m/n HP-1200                             W5A242419
DI Water System                     m/n ZWIp00150                           s/n 96020
Energy Mgmt Sys                     (Computer, VFD and 5 panels)
Environmental Chambers                                                      Qty 12-20
Fan/Blower Units                    (Ceiling Mounted)                       Qty 12
Gas Detection System                                                        10 detectors, 2 panels
Hepa Filters                        2x4 (Ceiling)                           Qty 200
Housekeeping Vacuums Systems                                                Qty 2
Humidifiers                         Demo & Apps                             Qty 2
Phone System (w/phones)                                                     Meridian
PictureTel                          m/n 4500ZX                              s/n 13065
Process Gas Cabinets                                                        6 Units
Process Exhaust System                                                      Solvent RTU
Process Exhaust System                                                      Acid RTU
Security System                     m/n GN8DMM9330                          s/n  99012103
Security Panels                     Qty 7
Security Cameras                    Qty 4 (w/enclosures)
Security Monitor                    m/n TC215                               s/n 16034489
Truck Dock Lift                     Packaging Dock
UPS Comp Room                       m/n FE4.3KVA                            s/n FE43K03526
UPS Phone Room                      Best FER
Vacuum Syst.                        Siemens dual water cooled
VFD(MAU)                            ABB ALS500                              s/n 261322
VFD(RAU)                            ALS501                                  s/n 185851
VFD (Demo & Apps)                   ABB ALS500
Voice Mail                          Meridian
Yale Fork Truck                     ESC030s45077                            s/n N397972

John T.
Judith A. Spinelli
Industrial & Commercial Development
745 Concord Avenue
Cambridge, MASS. 02138
TEL: 868-5200

[BUILDING PLAN LAYOUT]

NORTH WILMINGTON INDUSTRIAL PARK
EXHIBIT B

                                    EXHIBIT E

                         COMMON AREA MAINTENANCE CHARGES

  Pursuant to Paragraph 4, the CAM charges are defined as the following items:

                                   Landscaping
                                   Snowplowing
                                    Insurance
                            Septic system maintenance


                                *HVAC maintenance
*HVAC is being maintained by Lessee at Lessee's expense. Lessee will provide Lessor with a copy of the service contract.


                                    EXHIBIT G

Rent for the option period shall be increased to the rate computed by dividing the total rent payable during the year five (5) by the Base index and multiplying that amount by the Comparison Index. The Terms used herein shall be defined as follows:

(a) "Price Index" shall mean the Consumer Price Index for all Urban Consumers, Boston, Massachusetts, All Items-Series A (1967=100) as published by the Bureau of Labor Statistics of the United States Department of Labor, or if the publication of said Index shall be discontinued, any similar statistical Index which may be used in lieu thereof for the purpose of measuring the cost of living in the Boston urban area.
(b) "Comparison Index" is defined as the last price index issued during the initial term of the lease.
(c) "Base Index" shall mean the last Price Index issued prior to the term commencement date.

                                    SITE PLAN
                            LAM RESEARCH CORPORATION
                                  LOADING DOCK
                                 16 JONSPIN ROAD
                                 WILMINGTON, MA

                                   [SITE PLAN]

  [Seal of the Commonwealth of Massachusetts Professional Engineering Paul F.
                     Grasewicz Civil No. 35306 Registered]
                              /s/ Paul F. Grasewicz
                              ---------------------

                                  DATE: 1/9/96


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